Detail of Sale Price for January 11 sale
For Rene Lerer

Number of shares       Price

24800      $     42.03400
20000      $     42.05000
2300       $     42.15000
800   $     42.15200
3000   $     42.32000
11500   $     42.32500
2600   $     42.35300